                                                                       EXHIBIT N
                                                                January 16, 2004

Chicago Bridge & Iron Company N.V.
Polarisavenue 31
2132 JH Hoofddorp
The Netherlands

Banc of America Securities LLC,
    c/o  Banc of America Securities LLC
         9 West 57th Street, 30th Floor
         New York, NY 10019
or

Credit Suisse First Boston LLC,
   c/o Credit Suisse First Boston LLC
       Eleven Madison Avenue
       New York, New York 10010-3629

Dear Sirs:

                  As an inducement to either Bank of America Securities LLC or Credit Suisse First Boston LLC to execute as underwriter an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with Chicago Bridge and Iron Company N.V., and any successor (by merger or otherwise) thereto (the "COMPANY") and First Reserve Fund VIII, L.P., pursuant to which an offering will be made of up to 6,097,145 shares covered by the Form S-3 Registration Statement (No. 333-111714) (the "SECURITIES") of the Company's Common Stock, 0.01 Euro par value (the "COMMON STOCK"), the undersigned hereby agrees that during a period of 45 days after the public offering date set forth on the prospectus (or prospectus supplement) first used to sell the Securities (the "PUBLIC OFFERING DATE") pursuant to the Underwriting Agreement, to which one of you are or expect to become party, the undersigned will not, except as provided below, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such aforementioned transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Banc of America Securities LLC or Credit Suisse First Boston LLC, whichever executes the Underwriting Agreement as the underwriter of the Securities. In addition, the undersigned agrees that, without the prior written consent of Banc of America Securities LLC or Credit Suisse First Boston LLC, whichever executes the Underwriting Agreement as the underwriter of the Securities, it will not, during a period of 45 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

                  Any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Common Stock acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Common Stock to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement. In addition, the undersigned may transfer Common Stock by bona fide gift, will or intestate succession, provided that the transferee agrees to be bound in writing by the terms of this Agreement. A transfer of Common Stock may also be made to the Company solely to cover withholding tax obligations or exercise price payments of the undersigned arising out of the exercise of stock options or vesting of restricted stock awards during the period commencing on the Public Offering Date and ending 45 days after the Public Offering Date under the Company's 1997 or 1999 long term incentive plans.

                  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.


                                Very truly yours,


                                      /s/ Ben Guill
                                ---------------------------
                                [Insert Name of Director]